MUNIHOLDINGS FUND II, INC.

FILE # 811-8215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/25/2003	Golden St. Tobacco Sec Corp 5.5% 6/01/43	2,572,285,000	4,020,000	Salamon
12/05/2003	State of NY Muni Bond Bank 5.25% 6/19 - 2022	487,675,000	4,610,000	Citigroup